Exhibit 99.1
                                                                  ------------



MEREDITH CORPORATION REPORTS
FISCAL 2001 THIRD QUARTER RESULTS

DES MOINES, Iowa - (May 2, 2001) - Meredith Corporation (NYSE: MDP) today reported earnings for the fiscal year 2001 third quarter ended March 31, 2001, of $18.9 million, or 37 cents per share, meeting the First Call consensus estimate. This compares to $24.8 million, or 47 cents per share, in the third quarter of fiscal 2000.

For the first nine months of fiscal 2001, Meredith earnings were $59.4 million, or $1.16 per share. This compares to net earnings of $68.3 million, or $1.29 per share, in the first nine months of fiscal 2000.

Revenues for the third quarter of fiscal 2001 were $272.3 million, versus comparable revenues of $280.1 million for the prior year quarter. The fiscal 2000 revenues were adjusted for discontinued magazine titles. Reported revenues for the third quarter of fiscal 2000 were $286.9 million.

For the first nine months of fiscal 2001, Meredith revenues were $783.2 million, versus comparable revenues of $788.7 million for the prior-year period. For the first nine months of fiscal 2000 reported revenues were $813.5 million.

"Third quarter results across the company were affected by a weakening economy that translated into an erosion of advertising demand," said Meredith Corporation Chairman and CEO William T. Kerr. "In response, in the fiscal 2001 third quarter and year-to-date periods we reduced costs by 2 percent compared to the prior-year periods. We achieved these overall cost reductions despite continued higher paper prices, a January postal increase, continued interactive media and circulation spending and Broadcasting Group sales and news investments."

Kerr said that revenues for WGCL in Atlanta increased by 29 percent in the third quarter. As a result, dilution from the acquisition was six cents, an improvement of two cents per share over the same quarter last year.

Kerr added that it is difficult to predict the duration of this advertising downturn. Consistent with previous guidance, he said that the company's full-year earnings could be approximately 5 to 10 percent below the previous year's earnings per share of $1.71, excluding nonrecurring items.

OPERATING RESULTS

PUBLISHING
----------
Third quarter Publishing operating profit was $39.9 million, compared to $46.4 million for the prior-year quarter. Publishing revenues were $213.4 million, versus comparable revenues of $217.5 million in the third quarter of fiscal 2000. Reported prior-year third quarter publishing revenues, which include discontinued titles, were $224.4 million.

For the first nine months of fiscal 2001, publishing operating profit was $98.0 million, compared to $108.0 million for the prior-year period. Publishing

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revenues for the first nine months of 2001 were $580.5 million, versus comparable revenues of $583.3 million for the prior-year period. Reported revenues for the first nine months of fiscal 2000 were $608.1 million.

Publishing revenues were impacted by a continued reduction in advertising spending across most categories and magazines. "In the third quarter, our strongest performance was reported by Meredith Integrated Marketing. Also, the Better Homes and Gardens Creative Collection (the crafts group) turned in strong results. Most of the revenues from these operations are not related to advertising, which explains their strength in light of the current advertising environment."

Interactive Media

Although included in the Publishing segment, Meredith reports results for its Interactive Media operations because of the company's ongoing expansion and acceleration of Internet-related efforts.

Fiscal 2001 third quarter Interactive Media revenues were $1.8 million versus $1.2 million in the prior-year quarter. Interactive Media operating losses were $1.4 million, versus $0.7 million in fiscal 2000. For the first nine months of fiscal year 2001, Interactive revenues were $4.4 million versus $2.3 million for the first nine months of fiscal 2000. Operating losses were $5.2 million for the first nine months of the fiscal year, compared to $3.3 million for the same period of fiscal 2000.

In the third quarter, Meredith's online subscription orders grew more than 130 percent versus the prior-year period. Kerr said this effort is a priority because of the potential for significant savings. "We're on track to meet our goal of generating 1.5 million gross magazine subscriptions from the Internet by the end of fiscal 2003," he said. The company also reported strong gains in Internet page views, in unique visitors and in the number of registrations on its Web sites.

BROADCASTING
------------
Broadcasting Group operating profit for the fiscal 2001 third quarter was $3.3 million, versus $8.0 million recorded in the prior-year third quarter. Third quarter Broadcasting Group revenues were $58.9 million, compared to $62.6 million in fiscal 2000.

For the first nine months of fiscal 2001, Broadcasting operating profit was $34.9 million, compared to $43.4 million for the prior-year period. Broadcasting revenues for the first nine months of 2001 were $202.7 million, compared to $205.4 million for the prior-year period.

Kerr said that -- like the rest of the industry -- Meredith is still experiencing reduced demand for television advertising, especially in national advertising revenues. "For the third quarter and the year-to-date, our national revenues were particularly weak, especially in the automotive and retail categories. Local revenues increased for the quarter."

OTHER
-----
Meredith repurchased 424,000 shares in the third quarter in conjunction with its ongoing share repurchase program. In the first nine months of fiscal 2001, the company repurchased approximately 1.1 million shares.
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ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes more than 20 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and more than 100 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and markets television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading Internet destinations such as the Microsoft Network (MSN) and branded anchor tenant positions on America Online.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found on the attached income statement.

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Chief Financial Officer Suku Radia, Publishing Group President Steve Lacy and Controller Tom Ferree will discuss third-quarter results and respond to questions. A live Webcast of the call and a copy of the text will be accessible to the public on the company's web site, www.meredith.com. The Webcast will remain there until the company releases fourth-quarter earnings in August 2001.

























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MEREDITH CORPORATION
FISCAL 2001 THIRD QUARTER
EARNINGS PER SHARE AT A GLANCE

(Note: All figures are adjusted for stock splits)

The chart below depicts comparable quarterly and fiscal year diluted earnings per share before nonrecurring items and discontinued operations.


               1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.    Fiscal Year
               --------   --------   --------   --------    -----------
       F1996     .17        .22        .24        .28           .91
       F1997     .22        .31        .33        .36          1.22
       F1998     .27        .40        .37        .42          1.46
       F1999     .32        .47        .41        .44          1.64
       F2000     .34        .48        .47        .42          1.71
       F2001     .32        .47        .37







































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Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                        Three Months           Nine Months
                                       Ended March 31        Ended March 31
                                     -------------------   -------------------
                                        2001      2000        2001      2000
------------------------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                        $157,459   $172,478   $459,653   $487,131
  Circulation                          69,106     70,273    196,956    208,090
  All other                            45,742     44,192    126,608    118,255
                                     --------   --------   --------   --------
Total revenues                        272,307    286,943    783,217    813,476
                                     --------   --------   --------   --------

Operating costs and expenses:
  Production, distribution and edit   122,843    121,830    340,964    339,620
  Selling, general & administrative    97,905    102,357    282,474    294,755
  Depreciation and amortization        12,847     13,000     38,471     39,021
                                     --------   --------   --------   --------
Total operating costs and expenses    233,595    237,187    661,909    673,396
                                     --------   --------   --------   --------
Income from operations                 38,712     49,756    121,308    140,080

  Interest income                         199        399        677        836
  Interest expense                     (8,103)    (8,657)   (25,092)   (26,706)
                                     --------   --------   --------   --------
Earnings before income taxes           30,808     41,498     96,893    114,210

  Income taxes                         11,924     16,682     37,499     45,912
                                     --------   --------   --------   --------
Net earnings                         $ 18,884   $ 24,816   $ 59,394   $ 68,298
                                     ========   ========   ========   ========

Basic earnings per share             $   0.38   $   0.48   $   1.19   $   1.32
                                     ========   ========   ========   ========
Basic average shares outstanding       49,881     51,275     50,058     51,548
                                     ========   ========   ========   ========

Diluted earnings per share           $   0.37   $   0.47   $   1.16   $   1.29
                                     ========   ========   ========   ========
Diluted average shares outstanding     51,369     52,621     51,389     53,099
                                     ========   ========   ========   ========

Dividends paid per share             $  0.085   $  0.080   $  0.245   $  0.230
                                     ========   ========   ========   ========







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Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                        Three Months           Nine Months
                                       Ended March 31        Ended March 31
                                     -------------------   -------------------
                                        2001       2000      2001       2000
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $213,385   $224,393   $580,529   $608,077
  Broadcasting                         58,922     62,550    202,688    205,399
                                     --------   --------   --------   --------
  Total revenues                     $272,307   $286,943   $783,217   $813,476
                                     ========   ========   ========   ========

Operating Profit
  Publishing                         $ 39,879   $ 46,416   $ 97,955   $107,958
  Broadcasting                          3,272      8,046     34,868     43,358
  Unallocated corporate expense        (4,439)    (4,706)   (11,515)   (11,236)
                                     --------   --------   --------   --------
  Segment operating profit           $ 38,712   $ 49,756   $121,308   $140,080

  Interest income                         199        399        677        836
  Interest expense                     (8,103)    (8,657)   (25,092)   (26,706)
                                     --------   --------   --------   --------
  Earnings before income taxes         30,808     41,498     96,893    114,210

  Income taxes                         11,924     16,682     37,499     45,912
                                     --------   --------   --------   --------
  Net earnings                       $ 18,884   $ 24,816   $ 59,394   $ 68,298
                                     ========   ========   ========   ========

Depreciation & Amortization
  Publishing                         $  2,247   $  2,889   $  6,679   $  8,638
  Broadcasting                         10,038      9,594     29,889     28,778
  Unallocated corporate                   562        517      1,903      1,605
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 12,847   $ 13,000   $ 38,471   $ 39,021
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 42,126   $ 49,305   $104,634   $116,596
  Broadcasting                         13,310     17,640     64,757     72,136
  Unallocated corporate                (3,877)    (4,189)    (9,612)    (9,631)
                                     --------   --------   --------   --------
Total EBITDA                         $ 51,559   $ 62,756   $159,779   $179,101
                                     ========   ========   ========   ========







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